                                                                 EXHIBIT (a)(1)


                    OFFER TO EXCHANGE OUTSTANDING OPTIONS
          HAVING AN EXERCISE PRICE GREATER THAN $10.00 PER SHARE AND
                              GRANTED UNDER THE
                    CAMINUS LLC 1998 STOCK INCENTIVE PLAN
                CAMINUS CORPORATION 1999 STOCK INCENTIVE PLAN
      CAMINUS CORPORATION 2001 NON-OFFICER EMPLOYEE STOCK INCENTIVE PLAN
                     NONSTATUTORY STOCK OPTION AGREEMENTS

          THIS OFFER AND THE RELATED RIGHT OF WITHDRAWAL WILL EXPIRE AT 5:00 P.M., EASTERN STANDARD TIME, ON NOVEMBER 26, 2002,
                 UNLESS CAMINUS CORPORATION EXTENDS THE OFFER

         In this Offer to Exchange, Caminus Corporation ("Caminus") is offering (the "Offer") to exchange for new options all outstanding stock options to purchase shares of our common stock that have an exercise price greater than $10.00 per share and that were granted to current employees of Caminus or its subsidiaries, other than employees who as of the date of this Offer to Exchange have received notice of their termination, under the Caminus LLC 1998 Stock Incentive Plan (the "1998 Plan"), the Caminus Corporation 1999 Stock Incentive Plan (the "1999 Plan"), the Caminus Corporation 2001 Non-Officer Employee Stock Incentive Plan (the "2001 Plan"), and certain Nonstatutory Stock Option Agreements (the "Nonstatutory Agreements" and, together with the 1998 Plan, the 1999 Plan and the 2001 Plan, the "Option Plans"). Our Chief Executive Officer and members of our Board of Directors are not eligible to participate in the Offer.

         Options granted to anyone else or under another plan may not be tendered in the Offer and are not affected by it. Additionally, if you are governed by the laws of a jurisdiction other than the United States, you may not be eligible to participate in the Offer if the laws of such jurisdiction preclude such participation.

         We are making the Offer upon the terms and subject to the conditions set forth in this Offer to Exchange (as amended from time to time, this "Offer to Exchange") and in the related Letter of Transmittal (as amended from time to time, the "Letter of Transmittal"). Eligible option holders who participate in the Offer will receive a new option on the new grant date in exchange for each old option that was validly tendered and accepted for exchange. The number of shares covered by each new option will be equal to the number of shares covered by the old option that was exchanged for such new option, subject to adjustments for any stock splits, stock dividends and other events affecting our capital structure that occur before the grant date of the new option. Each new option will be granted under the 1999 Plan, the 2001 Plan or a nonplan stock option agreement, as to be determined by Caminus in its sole discretion. Separate cancelled options will not be consolidated into a single new option.

         We will grant the new options on one of the first five trading days, in our sole discretion, that is at least six months and one day following the date on which we cancel the old options accepted for exchange. We expect that, after the close of business on the date the Offer expires, we will cancel the old options accepted for exchange. If the Offer expires on November 26, 2002, as currently planned, we expect that the new options will be granted on one of the first five trading days after May 26, 2003.

         The exercise price of the new options will equal the closing sale price of our common stock as reported on the Nasdaq National Market System (or such other amount that is determined by our Board of Directors to be the fair market value) on the date of grant of such options. BECAUSE WE WILL NOT GRANT NEW OPTIONS TO A TENDERING OPTION HOLDER UNTIL AT LEAST SIX MONTHS AND ONE DAY FOLLOWING THE DATE ON WHICH WE CANCEL THE OPTIONS ACCEPTED FOR EXCHANGE, IT IS POSSIBLE THAT THE NEW OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR CURRENT OPTIONS. BY TENDERING OPTIONS, YOU FACE THE RISK THAT IF OUR COMMON STOCK PRICE INCREASES AFTER THE DATE YOUR TENDERED OPTIONS ARE CANCELLED, YOUR OLD OPTIONS WOULD HAVE BEEN WORTH MORE THAN THE NEW OPTIONS YOU WILL RECEIVE IN THE EXCHANGE.

         For each old option that is exchanged in the Offer for a new option:

- 75% of the shares under the new option will have a new vesting schedule, pursuant to which such shares will vest as follows: (1) 25% of such shares will vest on the six month anniversary of the new grant date, and
     (2) the remaining shares will vest in 36 equal monthly installments on the same day of the month as the new grant date commencing in the 7th month following the new grant date; and

- 25% of the shares under the new option will be fully vested on the new grant date.

         Notwithstanding whether any old option tendered for exchange is a non-qualified stock option or an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), we will grant the new option issued in exchange for such old option as either a non-qualified stock option or an incentive stock option, in our sole discretion.

         If, for any reason, you are not an employee of Caminus or one of its subsidiaries from the date on which you tender your options through the date on which we grant the new options, then you will not receive any new options or any other consideration in exchange for your tendered options. This means that if your employment terminates for any reason before the date on which we grant the new options, then you will not receive anything for the options that you tendered and we cancelled.

         If you wish to tender an option in the Offer, then you must tender the option for the full number of shares of common stock subject to that option grant on or before the expiration of the Offer, currently scheduled for November 26, 2002. In addition, if you choose to participate in the Offer, then you must tender all options that were granted to you during the six months immediately prior to the expiration of the Offer, even if such options have an exercise price less than or equal to $10.00 per share.

         The Offer is not conditioned upon any minimum threshold number of options being tendered by eligible option holders, but is subject to conditions that we describe in Section 6 of this Offer to Exchange.

         All tendered options accepted by us pursuant to the Offer and not validly withdrawn will be cancelled and terminated. If you choose not to tender your options, then your options will remain outstanding and they will retain all of their current terms, including their current exercise price.

         As of October 23, 2002, options to purchase 1,589,223 shares of our common stock were eligible for exchange under the Offer.

         ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER OR NOT TO TENDER YOUR OPTIONS.

         Shares of our common stock are quoted on the Nasdaq National Market under the symbol "CAMZ." On October 25, 2002, the last reported sale price of our common stock on the Nasdaq National Market was $2.10 per share. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR OPTIONS.

         THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         You should direct questions about the Offer or requests for assistance or additional copies of this Offer to Exchange or the Letter of Transmittal to the Human Resources Department representative for the Offer. You can find the representative's contact information on the last page of this Offer to Exchange.

         IMPORTANT

         If you wish to tender your options for exchange, you must complete and sign the Letter of Transmittal in accordance with its instructions and mail, fax or hand deliver it to the Human Resources Department representative for the Offer. You can find the representative's contact information on the last page of this Offer to Exchange.

         We are not making the Offer to, nor will we accept any tender of options from or on behalf of, option holders in any jurisdiction in which the Offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, in our sole discretion, take any action necessary for us to make the Offer to option holders in any such jurisdiction.

         WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

         THE DATE OF THIS OFFER TO EXCHANGE IS OCTOBER 28, 2002.

         A "SUMMARY TERM SHEET" DESCRIBING THE PRINCIPAL TERMS OF THE OFFER APPEARS ON PAGES 1 THROUGH 7, FOLLOWING THE TABLE OF CONTENTS. YOU SHOULD READ THIS ENTIRE DOCUMENT AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER OR NOT TO EXCHANGE YOUR OPTIONS.

                              TABLE OF CONTENTS



SUMMARY TERM SHEET.......................................................................................1

THE OFFER................................................................................................7

1.   The Offer; Number of Options; Expiration Date.......................................................7
2.   Purpose of the Offer................................................................................8
3.   Procedures for Tendering Options................................................................... 9
4.   Withdrawal Rights..................................................................................10
5.   Acceptance of Options for Exchange and Grant of New Options........................................11
6.   Conditions of the Offer............................................................................11
7.   Price Range of Common Stock Underlying the Options.................................................13
8.   Source and Amount of Consideration; Terms of New Options...........................................14
9.   Information Concerning Caminus.....................................................................21
10.  Interests of Directors and Officers; Transactions and Arrangements
      Concerning the Options............................................................................24
11.  Status of Options Acquired by Us in the Offer; Accounting Consequences
      of the Offer......................................................................................26
12.  Legal Matters; Regulatory Approvals................................................................27
13.  Material U.S. Federal Income Tax Consequences......................................................27
14.  International Income Tax Consequences..............................................................28
15.  Extension of Offer; Termination; Amendment.........................................................28
16.  Fees and Expenses..................................................................................29
17.  Additional Information.............................................................................29
18.  Miscellaneous......................................................................................30

                              SUMMARY TERM SHEET

         The following are answers to some of the questions that you may have about the Offer. We urge you to read carefully the remainder of this Offer to Exchange and the accompanying Letter of Transmittal because the information in this summary is not complete and additional important information is contained in the remainder of this document and the Letter of Transmittal. We have included page references to the appropriate section in the remainder of this Offer to Exchange where you can find a more complete description of the topics in this summary.

WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

         We are offering to exchange for new options all outstanding stock options to purchase shares of our common stock that have an exercise price greater than $10.00 per share and that were granted under the Option Plans to current employees of Caminus or one of its subsidiaries, other than employees who as of the date of this Offer to Exchange have received notice of their termination. Our Chief Executive Officer and members of our Board of Directors are not eligible to participate in the Offer.

         Options granted to anyone else or under another plan may not be tendered in the Offer and are not affected by it. Additionally, if you are governed by the laws of a jurisdiction other than the United States, you may not be eligible to participate in the Offer if the laws of such jurisdiction preclude such participation. (Page 7)

WHY ARE WE MAKING THE OFFER?

         Certain employees' outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We are making the Offer in order to provide these option holders with the benefit of owning options that over time may have a greater potential to increase in value. We believe that this will create better performance incentives for these option holders and thereby align the interests of our current employees with those of our stockholders in maximizing stockholder value. (Pages 8 and 9)

HOW MANY NEW OPTIONS WILL I RECEIVE IN EXCHANGE FOR MY TENDERED OPTIONS?

         Eligible option holders who participate in the Offer will receive a new option on the new grant date in exchange for each old option that was validly tendered and accepted for exchange. The number of shares covered by each new option will be equal to the number of shares covered by the old option that was exchanged for such new option, subject to adjustments for any stock splits, stock dividends and other events affecting our capital structure that occur before the grant date of the new option. Each new option will be granted under the 1999 Plan, the 2001 Plan or a nonplan stock option agreement, as to be determined by Caminus in its sole discretion. Separate cancelled options will not be consolidated into a single new option. (Page 7)

IF I CHOOSE TO TENDER MY OPTIONS FOR EXCHANGE, DO I HAVE TO TENDER ALL MY
OPTIONS?

         If you choose to tender an option, you must tender the full number of shares subject to the option. For example, if you hold one option to purchase 1,000 shares of our common stock at an exercise price of $20.00 per share and another option to purchase 500 shares of common stock at an exercise price of $12.00 per share, then you may tender neither, one or both of these options, but you may not tender an option for less than the full number of shares of common stock subject to the original option. In other words, in this example, you could not tender only 750 shares of your 1,000-share option.

         In addition, if you choose to participate in the Offer, then you must tender all options that were granted to you during the six months immediately prior to the expiration date of the Offer, currently expected to be November 26, 2002, even if such options have an exercise price less than or equal to $10.00 per share. In other words, if you choose to tender any option grant for exchange, then you must also tender all options with a grant date on or after May 26, 2002 (assuming that the expiration date of the Offer is November 26, 2002), even if any of those options have an exercise price less than or equal to $10.00 per share. For instance, if you were granted an option to purchase 1,000 shares of our common stock at an exercise price of $20.00 per share before May 26, 2002, and you were granted an option to purchase 500 shares of our common stock at an exercise price of $5.00 per share on or after May 26, 2002, then you may tender none or both of the options, but you may not tender only one of the two options. (Page 8)

CAN I TENDER OPTIONS THAT I HAVE ALREADY EXERCISED?

         The Offer only pertains to options and does not apply in any way to shares purchased upon the exercise of options. If you have exercised an option in its entirety, then that option is no longer outstanding and is therefore not subject to the Offer. If you have exercised an exchangeable option in part, then the remaining outstanding (i.e., the unexercised) portion of that option is subject to the Offer and may be tendered for exchange. (Page 7)

WHEN WILL I RECEIVE MY NEW OPTIONS?

We will grant the new options on one of the first five trading days, in our sole discretion, that is at least six months and one day following the date on which we cancel the old options accepted for exchange. We expect that, after the close of business on the date the Offer expires, we will cancel the old options accepted for exchange. If the Offer expires on November 26, 2002, as currently planned, we expect that the new options will be granted on one of the first five trading days after May 26, 2003. (Page 14)

WHY WON'T I RECEIVE MY NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION OF THE
OFFER?

         If we were to grant the new options on any date that is earlier than six months and one day following the date on which we cancel the options accepted for exchange, then we may be required to record compensation expense against our earnings for financial reporting purposes based on changes in our stock price. By deferring the grant of the new options for at least six months and one day, we believe that we will not have to record such a compensation expense. (Page 26)

IS THIS A REPRICING?

         This is not a stock option repricing in the traditional sense. Under a traditional stock option repricing, an employee's current options would be immediately repriced and Caminus would have a variable accounting charge against earnings until the options are exercised, forfeited or expired. (Page
26)

WHY DON'T WE SIMPLY REPRICE THE CURRENT OPTIONS?

         "Repricing" existing options would result in variable accounting for such options, which would require us for financial reporting purposes to record additional compensation expense each quarter for increases in the price of our common stock, if any, subject to outstanding repriced options until the repriced options were exercised or cancelled or expired. This could have unfavorable consequences on our earnings. (Page 26)

WHY CAN'T I JUST BE GRANTED ADDITIONAL OPTIONS?

         Because of the large number of underwater options currently outstanding at Caminus, a total re-grant of new options could potentially have an adverse effect on Caminus' dilution and outstanding shares.

WOULDN'T IT BE EASIER TO JUST QUIT CAMINUS AND THEN GET REHIRED?

         This is not an alternative for us because this would be treated the same as a repricing if the rehire and resulting re-grant are within six months of the option cancellation date. Again, such a repricing would cause Caminus to incur a variable accounting charge against earnings.

AFTER THE GRANT OF THE NEW OPTIONS, WHAT HAPPENS IF MY OPTIONS AGAIN END UP UNDERWATER?

         We are conducting the Offer only at this time, considering the unusual stock market conditions that have affected many companies throughout the market and particularly in our business sector. This is therefore considered a one-time offer and is not expected to be offered again in the future. The price of our common stock will likely be subject to continued fluctuation over the long term. WE CAN PROVIDE NO ASSURANCE AS TO THE PRICE OF OUR COMMON STOCK AT ANY TIME IN THE FUTURE. (Page 23)

IF I TENDER MY OPTIONS IN THE OFFER, WILL I BE ELIGIBLE TO RECEIVE OTHER OPTION GRANTS BEFORE I RECEIVE MY NEW OPTIONS?

         If we accept the options that you tender in the Offer, then you will not be granted any additional options during the six months following the date on which we cancel your tendered options. This is necessary to avoid incurring any compensation expense against our earnings because of accounting rules that could apply to these interim option grants as a result of the Offer. (Pages 11 and 23)

WILL I RECEIVE ANY NEW OPTIONS IF I TENDER MY OLD OPTIONS BUT AM TERMINATED BEFORE THE EXPIRATION OF THE OFFER?

         If you tender your options and, for any reason, your employment with Caminus or one of its subsidiaries terminates before the expiration of the Offer, then you may withdraw your tendered options before such expiration. In accordance with the terms and conditions of your outstanding options, you may be able to exercise them for a specified period of time after your termination. If you do not withdraw your tender on a timely basis, or if you withdraw your tender but do not exercise your options within the specified time, if applicable, then you will forfeit those options. (Page 8)

WHAT WILL HAPPEN IF I AM TERMINATED AFTER THE EXPIRATION OF THE OFFER BUT BEFORE THE NEW OPTIONS ARE GRANTED?

         If you tender your options, then in order for you to receive a grant of new options in the Offer, you must remain an employee of Caminus or one of its subsidiaries from the date on which you tender your options through the date on which we grant the new options. As discussed below, we will not grant the new options until one of the first five trading days, in our sole discretion, that is at least six months and one day following the date on which we cancel the options accepted for exchange. We expect that, after the close of business on the date the Offer expires, we will cancel the options accepted for exchange. If the Offer expires on November 26, 2002, as currently planned, we expect that the new options will be granted on one of the first five trading days after May 26, 2003. IF, FOR ANY REASON, YOU ARE NOT AN EMPLOYEE OF CAMINUS OR ONE OF ITS SUBSIDIARIES FROM THE DATE ON WHICH YOU TENDER YOUR OPTIONS THROUGH THE DATE ON WHICH WE GRANT THE NEW OPTIONS, THEN YOU WILL NOT RECEIVE ANY NEW OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR TENDERED OPTIONS. This means that if your employment terminates for any reason before the date on which we grant the new options, then you will not receive anything for the options that you tendered and we cancelled. PARTICIPATION IN THE OFFER DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN IN THE EMPLOYMENT OR OTHER SERVICE OF CAMINUS OR ANY OF ITS SUBSIDIARIES. (Pages 8 and 23)

WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?

         The exercise price of the new options will be the closing sale price of our common stock reported on the Nasdaq National Market (or such other amount that is determined by our Board of Directors to be the fair market value) on the date of grant of the new options. Accordingly, we cannot predict the exercise price of the new options. BECAUSE WE WILL NOT GRANT NEW OPTIONS TO A TENDERING OPTION HOLDER UNTIL AT LEAST SIX MONTHS AND ONE DAY FOLLOWING THE DATE ON WHICH WE CANCEL THE OPTIONS ACCEPTED FOR EXCHANGE, IT IS POSSIBLE THAT THE NEW OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR CURRENT OPTIONS. BY TENDERING OPTIONS, YOU FACE THE RISK THAT IF OUR COMMON STOCK PRICE INCREASES AFTER THE DATE YOUR TENDERED OPTIONS ARE CANCELLED, YOUR OLD OPTIONS WOULD HAVE BEEN WORTH MORE THAN THE NEW OPTIONS YOU WILL RECEIVE IN THE EXCHANGE. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR OPTIONS. (Pages 14 and 23)

WHEN WILL THE NEW OPTIONS VEST?

         For each old option that is exchanged in the Offer for a new option:

- 75% of the shares under the new option will have a new vesting schedule, pursuant to which such shares will vest as follows: (1) 25% of such shares will vest on the six month anniversary of the new grant date, and
     (2) the remaining shares will vest in 36 equal monthly installments on the same day of the month as the new grant date commencing in the 7th month following the new grant date; and

- 25% of the shares under the new option will be fully vested on the new grant date.

         For instance, if you tender an option to purchase 1,600 shares of common stock and it is cancelled on November 26, 2002, then, assuming that you are granted a new option on May 27, 2003, the new option granted to you on that date will be for a total of 1,600 shares. As to 75% of the new option (1,200 shares), 300 shares will vest on November 27, 2003, and the remaining 900 shares will vest in 36 equal monthly installments at the rate of 25 shares per month beginning on December 27, 2003. As to 25% of the new option (300 shares), all 300 shares will be fully vested on May 27, 2003. (Page 14)

         IF MY OLD OPTIONS ARE NON-QUALIFIED STOCK OPTIONS, WILL MY NEW OPTIONS BE NON-QUALIFIED STOCK OPTIONS? IF MY OLD OPTIONS ARE INCENTIVE STOCK OPTIONS, WILL MY NEW OPTIONS BE INCENTIVE STOCK OPTIONS?

         Notwithstanding whether the old option that you tender for exchange is a non-qualified stock option or an incentive stock option, we will grant the new option issued in exchange for such old option as either a non-qualified stock option or an incentive stock option, in our sole discretion.

         For instance, if the old option that you tender for exchange is a non-qualified stock option exercisable for 1,000 shares of common stock, then we will decide, in our sole discretion, whether your new option will be a non-qualified stock option exercisable for 1,000 shares of common stock or an incentive stock option exercisable for 1,000 shares of common stock. Likewise, if the old option that you tender for exchange is an incentive stock option exercisable for 1,000 shares of common stock, then we will decide, in our sole discretion, whether your new option will be an incentive stock option exercisable for 1,000 shares of common stock or a non-qualified stock option exercisable for 1,000 shares of common stock. (Page 14)

WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER?

         If you exchange your current options for new options, then we believe that you will not be required under current U.S. tax law to recognize income for federal income tax purposes at the time of the exchange. Furthermore, on the date of grant of the new options, we believe that you will not be required under current U.S. tax law to recognize income for federal income tax purposes. However, if you are granted incentive stock options, the holding periods for favorable tax treatment will begin on the day of the grant of the new options regardless of the time you have held any incentive stock options tendered in the Offer. State and local tax consequences may be different. OPTION HOLDERS SUBJECT TO THE TAX LAWS OF OTHER COUNTRIES AND JURISDICTIONS MAY BE SUBJECT TO DIFFERENT TAX CONSEQUENCES IF THEY EXCHANGE THEIR OPTIONS IN THE OFFER. We recommend that you consult with your own tax advisor to determine the tax consequences of tendering options in the Offer. (Pages 27 and 28)

ARE THERE ANY CONDITIONS TO THE OFFER?

         The Offer is not conditioned upon any minimum threshold number of options being tendered by eligible option holders. However, the Offer is subject to a number of other conditions with regard to events that could occur before the expiration of the Offer. These events include a change in accounting principles, a lawsuit challenging the Offer, a third-party tender offer for our common stock, or an acquisition proposal for Caminus. These and various other conditions are more fully described in Section 6 of this Offer to Exchange. (Pages 11, 12 and 13)

WHAT HAPPENS IF A CHANGE IN CONTROL OF CAMINUS OCCURS DURING THE PERIOD AFTER I HAVE TENDERED MY OPTIONS BUT BEFORE NEW OPTIONS HAVE BEEN GRANTED?

         Our Board of Directors has a duty to consider alternatives for maximizing stockholder value, and we cannot ignore the possibility that a transaction could be proposed that our stockholders or our Board of Directors believes is in the best interests of Caminus and our stockholders. Prior to the expiration of the Offer, we reserve the right to terminate the Offer upon the occurrence of certain events, including if a tender or exchange offer with respect to some or all of our common stock or a merger acquisition proposal for us is proposed, announced or made by another person or entity or is publicly disclosed.

         If we are acquired during the period between the date of our acceptance of the tendered options and the date on which the new options are to be granted, then the acquiror will be obligated to honor our contractual obligation to grant the new options. Such new options granted by the acquiror would have similar terms as the new options that we would have granted without a change in control. However, depending on the terms of the acquisition, the new options granted to you may entitle you to purchase shares of stock of the acquiror. The new options may be less valuable than the options you would have received without a change in control. (Page 8)

WHAT HAPPENS IF I CHOOSE NOT TO TENDER MY OPTIONS OR IF I TENDER MY OPTIONS BUT THEY ARE NOT ACCEPTED FOR EXCHANGE?

         If you choose not to tender your options or if your options are not accepted for exchange, then your options will remain outstanding and they will retain all of their current terms, including their current exercise price. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept all properly and timely tendered options that are not validly withdrawn. (Pages 10 and 11)

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER OPTIONS IN THE OFFER? CAN THE OFFER BE EXTENDED, AND, IF SO, HOW WILL I BE NOTIFIED IF IT IS EXTENDED?

         You have until 5:00 p.m., Eastern Standard Time, on November 26, 2002, to tender your options in the Offer. This means that you will be able to tender your options at any time before 5:00 p.m., Eastern Standard Time, on November 26, 2002; however, any options tendered after 5:00 p.m., Eastern Standard Time, on November 26, 2002, will not be accepted. We may, in our sole discretion, extend the Offer at any time, but we cannot assure you that the Offer will be extended or, if extended, for how long. If we extend the Offer, we will make a company-wide announcement of the extension no later than 9:00 a.m., Eastern Standard Time, on the next business day following the previously scheduled expiration date. If we extend the Offer, we may delay the acceptance of any options that have been tendered (and the date on which the new options will be granted would also be delayed). In addition, if we extend the Offer, you may withdraw the tender of your options before the Offer expires. (Pages 9, 10, 28 and 29)

HOW DO I TENDER MY OPTIONS?

         If you decide to tender your options, a properly completed and duly executed Letter of Transmittal must be received before the Offer expires by the Human Resources Department representative for the Offer. You can find the representative's contact information on the last page of this Offer to Exchange. The currently scheduled expiration date of the Offer is November 26, 2002. (Pages 9 and 10)

DURING WHAT PERIOD OF TIME MAY I WITHDRAW PREVIOUSLY TENDERED OPTIONS?

         You may withdraw your tendered options at any time before the Offer expires at 5:00 p.m., Eastern Standard Time, on November 26, 2002. To withdraw tendered options, you must deliver to the Human Resources Department representative (whose contact information is listed on the last page of this Offer to Exchange) a Notice of Withdrawal of Tender with the required information while you still have the right to withdraw the tendered options. Once you have withdrawn options, you may re-tender, if available, options only by again following the proper delivery procedures. (Pages 10 and 11)

WHAT DOES OUR BOARD OF DIRECTORS THINK OF THE OFFER?

         Although our Board of Directors has approved the Offer, neither we nor our Board of Directors makes any recommendation as to whether or not you should tender your options for exchange. You must make your own decision whether or not to tender your options for exchange. For questions regarding tax implications or other investment-related questions, you should talk to your own legal, Binvestment and/or tax advisors.

WHY AM I RECEIVING SO MANY DOCUMENTS IN CONNECTION WITH THE OFFER? DO I HAVE TO REVIEW EVERYTHING?

         We are required to provide you with these documents to satisfy our legal obligations and the disclosure requirements of the SEC. Although the documents may be lengthy, for your benefit as well as for our own, we recommend that you read this entire document and the related Letter of Transmittal carefully before deciding whether or not to exchange your options.

HOW SHOULD I DECIDE WHETHER OR NOT TO PARTICIPATE?

         This will be a personal decision for all employees. The exchange offer does carry considerable risk, and there are no guarantees of our future stock performance. As a result, the decision to participate must be each individual employee's personal decision, and it will depend largely on each employee's assumptions about the future overall economic environment, the performance of the Nasdaq National Market and our own stock price, and our business.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

         For additional information or assistance, you should contact the Human Resources Department representative for the Offer. You can find the representative's contact information on the last page of this Offer to Exchange.


                                  THE OFFER

1.       THE OFFER; NUMBER OF OPTIONS; EXPIRATION DATE.

         Upon the terms and subject to the conditions of the Offer, we will exchange for new options all outstanding options to purchase shares of our common stock that have an exercise price greater than $10.00 per share and that were granted under the Option Plans to current employees of Caminus or its subsidiaries, other than employees who as of the date of this Offer to Exchange have received notice of their termination. Our Chief Executive Officer and members of our Board of Directors are not eligible to participate in the Offer.

         Options granted to anyone else or under another plan may not be tendered in the Offer and are not affected by it. Additionally, if you are governed by the laws of a jurisdiction other than the United States, you may not be eligible to participate in the Offer if the laws of such jurisdiction preclude such participation.

         We are making the Offer upon the terms and subject to the conditions set forth in this Offer to Exchange and in the related Letter of Transmittal. Eligible option holders who participate in the Offer will receive a new option on the new grant date in exchange for each old option that was validly tendered and accepted for exchange. The number of shares covered by each new option will be equal to the number of shares covered by the old option that was exchanged for such new option, subject to adjustments for any stock splits, stock dividends and other events affecting our capital structure that occur before the grant date of the new option. Each new option will be granted under the 1999 Plan, the 2001 Plan or a nonplan stock option agreement, as to be determined by Caminus in its sole discretion. Separate cancelled options will not be consolidated into a single new option.

         To participate in the Offer, an option holder's options must be properly tendered and cannot be validly withdrawn, as described in Section 4 of this Offer to Exchange, before the Expiration Date

(as defined in Section 3 of this Offer to Exchange). We will not accept from any option holder a tender for a portion of the shares of common stock subject to any single option grant. Therefore, you must tender an option for all of the shares of common stock subject to the option grant to participate in the Offer.

         In addition, if you choose to participate in the Offer, then you must tender all options that were granted to you during the six months immediately prior to the expiration date of the Offer, currently expected to be November 26, 2002, even if such options have an exercise price less than or equal to $10.00 per share. In other words, if you choose to tender any option grant for exchange, then you must also tender all options with a grant date on or after May 26, 2002 (assuming that the expiration date of the Offer is November 26, 2002), even if any of those options have an exercise price less than or equal to $10.00 per share.

         If your options are properly tendered and accepted for exchange, then unless we terminate the Offer pursuant to its terms and conditions, you will be entitled to receive, upon the terms and subject to the conditions of the Offer, on one of the first five trading days, in our sole discretion, that is at least six months and one day following the date on which we cancel the options, new options to purchase the number of shares of our common stock that is equal to the number of shares subject to the options that you tendered (subject to adjustments for any stock splits, stock dividends and other events affecting our capital structure that occur before the grant date of the new options) and accepted for exchange.

         If you tender your options and, for any reason, you terminate your employment with Caminus or one of its subsidiaries before the expiration of the Offer, then you may withdraw your tendered options before such expiration. In accordance with the terms and conditions of those options, you may be able to exercise them for a specified period of time after your termination. If you do not withdraw your tender on a timely basis, or you withdraw your tender but do not exercise your options within the specified time, if applicable, then you will forfeit those options.

         IF, FOR ANY REASON, YOU ARE NOT AN EMPLOYEE OF CAMINUS OR ONE OF ITS SUBSIDIARIES FROM THE DATE ON WHICH YOU TENDER YOUR OPTIONS THROUGH THE DATE ON WHICH WE GRANT THE NEW OPTIONS, THEN YOU WILL NOT RECEIVE ANY NEW OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR TENDERED OPTIONS.

         This means that if your employment terminates for any reason before the date on which we grant the new options, then you will not receive anything for the options that you tendered and we cancelled. PARTICIPATION IN THE OFFER DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN IN THE EMPLOYMENT OR OTHER SERVICE OF CAMINUS OR ANY OF ITS SUBSIDIARIES.

         If Caminus is acquired during the period between the date of our acceptance of the tendered options and the date on which the new options are to be granted, then the acquiror will be obligated to honor our contractual commitment to grant the new options. Such new options granted by the acquiror would have similar terms as the new options that we would have granted without a change in control. However, depending on the terms of the acquisition, the new options granted to you could be for shares of the acquiring company. The new options may be less valuable than the options you would have received without a change in control.

2.       PURPOSE OF THE OFFER.

         We have granted options under our Option Plans to further the growth and development of Caminus by providing, through ownership of our common stock, an incentive to employees to increase their interest in Caminus' welfare, to encourage them to continue their services to Caminus and its subsidiaries, and to attract individuals of outstanding ability to enter the employment of Caminus or its subsidiaries.

         Certain employees' outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We are making the Offer in order to provide our option holders who are currently employed by us with the benefit of owning options that over time may have a greater potential to increase in value. We believe that this will create better performance incentives for these option holders and thereby align the interests of our current employees with those of our stockholders in maximizing stockholder value.

         Except as otherwise described in this Offer to Exchange or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

         - any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

         - any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries outside of the ordinary course of business;

         - any material change in our present dividend policy, or our indebtedness or capitalization;

         -        any change in our Board of Directors or management;

         - any other material change in our corporate structure or business;

         - our common stock not being authorized for quotation in an automated quotations system operated by a national securities association;

         - our common stock becoming eligible for termination of registration under Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

         -        the suspension of our obligation to file reports under
                  Section 15(d) of the Exchange Act;

         - the acquisition by any person of any of our securities or the disposition by any person of any of our securities, other than in connection with our Option Plans; or

         - any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition or control of us.

         NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU ARE URGED TO EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO EXCHANGE AND THE RELATED LETTER OF TRANSMITTAL AND TO CONSULT YOUR OWN LEGAL, INVESTMENT AND/OR TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER OR NOT TO TENDER YOUR OPTIONS FOR EXCHANGE.

3.       PROCEDURES FOR TENDERING OPTIONS.

         Proper Tender of Options. To validly tender your options under the Offer, you must, in accordance with the terms of the Letter of Transmittal, properly complete, duly execute and deliver to us the Letter of Transmittal, or a facsimile thereof, along with any other required documents. We must receive your Letter of Transmittal before the Expiration Date. You should mail, fax or hand deliver it to the Human Resources Department representative for the Offer. You can find the representative's contact information on the last page of this Offer to Exchange.

         The term "Expiration Date" means 5:00 p.m., Eastern Standard Time, on November 26, 2002, unless and until we, in our sole discretion, have extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" refers to the latest time and date on which the Offer, as so extended, expires. See Section 15 of this Offer to Exchange for a description of our rights to extend, delay, terminate or amend the Offer. If we do not extend the Offer, you will be able to tender your options at any time before 5:00 p.m., Eastern Standard Time, on November 26, 2002; however, any options tendered after 5:00 p.m., Eastern Standard Time, on November 26, 2002, will not be accepted.

         THE METHOD OF DELIVERY OF YOUR LETTER OF TRANSMITTAL IS AT YOUR ELECTION AND RISK. IF YOU DELIVER BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED AND PROPERLY INSURE THE DOCUMENTS. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

         Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our sole discretion, all questions as to form of documents and the validity (including eligibility and time of receipt), form and acceptance of any tender of options. Our determination of these matters will be final and binding on all interested persons, including you. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular options or any particular option holder. In the event that we waive a condition for any particular option holder, we will waive such condition for all option holders. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is or will be obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice.

         Our Acceptance Constitutes an Agreement. Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer. Our acceptance for exchange of your options tendered by you pursuant to the Offer will constitute a binding agreement between us and you, upon the terms and subject to the conditions of the Offer.

         Subject to our rights to extend, delay, terminate or amend the Offer, we currently expect that we will accept, after the close of business on the Expiration Date, all properly tendered options that have not been validly withdrawn.

4.       WITHDRAWAL RIGHTS.

         You may only withdraw your tendered options in accordance with the provisions of this Section 4. You may withdraw your tendered options in accordance with such provisions at any time before the Expiration Date.

         To validly withdraw tendered options, an option holder must deliver to us a Notice of Withdrawal of Tender (the "Notice of Withdrawal"), or a facsimile thereof, with the required information, while the option holder still has the right to withdraw the tendered options. The Notice of Withdrawal must be delivered to the Human Resources Department representative (whose contact information is set forth on the last page of this Offer to Exchange). The Notice of Withdrawal must specify the name of the option holder who tendered the options to be withdrawn, the number of shares subject to the tendered options to be withdrawn, and the exercise price. Because we are not accepting a portion of shares subject to any single option grant, you must withdraw the option for the full number of shares of common stock subject to it. Except as described in the following sentence, the Notice of Withdrawal must be executed by the option holder who tendered the options to be withdrawn exactly as such option holder's name appears on the option grant document(s) evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact or another person acting in a fiduciary or representative capacity, then the signer's full title and proper evidence satisfactory to us of the authority of such person to act in such capacity must be identified on the Notice of Withdrawal.

         You may not rescind any withdrawal. Any options you withdraw will thereafter be deemed not properly tendered for purposes of the Offer, unless you properly re-tender those options before the Expiration Date by following the procedures described in Section 3 of this Offer to Exchange.

         We will determine, in our sole discretion, all questions as to the validity (including time of receipt) and form of Notices of Withdrawal. Our determination of these matters will be final and binding on all interested persons, including you. Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice of Withdrawal, nor will anyone incur any liability for failure to give any such notice.

5.       ACCEPTANCE OF OPTIONS FOR EXCHANGE AND GRANT OF NEW OPTIONS.

         Upon the terms and subject to the conditions of the Offer, we will accept for exchange and will cancel options properly tendered and not validly withdrawn before the Expiration Date. We expect that, after the close of business on the date the Offer expires, we will cancel the options accepted for exchange. If the Offer expires on November 26, 2002, as currently planned, we expect that the new options will be granted on one of the first five trading days, in our sole discretion, after May 26, 2003.

         If we accept the options that you tender in the Offer, then you will not be granted any additional options during the six months after the date on which we cancel your tendered options. This is necessary to avoid incurring any compensation expense against our earnings because of accounting rules that could apply to these interim option grants as a result of the Offer.

         Subject to our rights to extend, delay, terminate or amend the Offer, we currently expect that we will accept, after the close of business on the date the Offer expires, all properly tendered options that are not validly withdrawn.

         Promptly after we accept tendered options, we will send each tendering option holder a letter indicating the number of shares subject to the options that we have accepted for exchange and that have been cancelled, the corresponding number of shares that will be subject to the new options, and the expected grant date of the new options.

6.       CONDITIONS OF THE OFFER.

         Notwithstanding any other provision of the Offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the commencement date of the Offer and before the Expiration Date, we determine that any of the following events has occurred, and, in our reasonable judgment, it is inadvisable for us to proceed with the Offer:

- any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the surrendered options, the issuance of new options, or otherwise relates to the Offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), income, operations or prospects or materially impair the benefits we believe we will receive from the Offer;

- any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

         - make it illegal for us to accept some or all of the surrendered options or to issue some or all of the new options or otherwise restrict or prohibit consummation of the Offer or otherwise relate to the Offer;

         - delay or restrict our ability, or render us unable, to accept the surrendered options for exchange or to issue new options for some or all of the surrendered options;

         - materially impair the benefits we believe we will receive from the Offer; or

         - materially and adversely affect our business, condition (financial or other), income, operations or prospects;

- there is (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, or (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

- there shall have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record a compensation expense against our earnings in connection with the Offer for financial reporting purposes; or

- another person publicly makes or proposes a tender or exchange offer for some or all of our common stock, or an offer to merge with or acquire us, or we learn that:

         - any person, entity or "group," within the meaning of Section 13(d)(3) of the Exchange Act, has acquired or has proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group has formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or
                  Schedule 13G with the SEC on or before the date of the Offer;

         - any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or shall have made a public announcement that it intends to acquire us or any of our assets or securities; or

        - any change has occurred in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that in our reasonable judgment is materially adverse to us.

        The conditions to the Offer are for our benefit. Before the Expiration Date, we may assert them in our sole discretion, regardless of the circumstances giving rise to them. We may waive them, in whole or in part, at any time and from time to time before the Expiration Date, in our sole discretion, whether or not we waive any other condition to the Offer. In the event that we waive a condition for any particular option holder, we will waive such condition for all option holders. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon all interested persons, including you.

7.      PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.

        Our common stock is traded on the Nasdaq National Market under the symbol "CAMZ." The following table shows, for the periods indicated, the high and low per share sales prices for our common stock.

                                                                  HIGH            LOW
                                                                  ----            ---
FISCAL YEAR ENDED DECEMBER 31, 2000
    First Quarter......................................         $  33.50        $  16.50
    Second Quarter.....................................            29.00            7.56
    Third Quarter......................................            42.00           14.00
    Fourth Quarter.....................................            46.94           14.88
FISCAL YEAR ENDED DECEMBER 31, 2001
    First Quarter......................................         $  28.00           17.50
    Second Quarter.....................................            33.75           18.88
    Third Quarter......................................            27.79           11.50
    Fourth Quarter.....................................            24.40           14.37
FISCAL YEAR ENDING DECEMBER 31, 2002
    First Quarter......................................           $25.10          $18.30
    Second Quarter.....................................            22.75            4.80
    Third Quarter......................................             6.34            1.70
    Fourth Quarter (through October 25, 2002)..........             2.12            1.53


        As of October 25, 2002, the last reported sale price of our common stock on the Nasdaq National Market was $2.10 per share. As of September 30, 2002, there were a total of 17,057,518 shares of our common stock outstanding.

        WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR OPTIONS.

8.      SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

        We will grant new options to purchase common stock in exchange for outstanding options validly tendered and accepted for exchange. We will grant the new options on one of the first five trading days, in our sole discretion, that is at least six months and one day following the date on which we cancel the options accepted for exchange.

        As of October 23, 2002, options to purchase an aggregate of 1,589,223 shares of our common stock were eligible for exchange under the Offer. If we receive and accept tenders of all such eligible options, then we will grant new options to purchase an aggregate of 1,589,223 shares of our common stock, and the common stock issuable upon exercise of the new options will equal approximately 9.3% of the aggregate number of shares of our common stock outstanding as of October 23, 2002.

        Eligible option holders who participate in the Offer will receive a new option on the new grant date in exchange for each old option that was validly tendered and accepted for exchange. The number of shares covered by each new option will be equal to the number of shares covered by the old option that was exchanged for such new option, subject to adjustments for any stock splits, stock dividends and other events affecting our capital structure that occur before the grant date of the new option. Each new option will be granted under the 1999 Plan, the 2001 Plan or a nonplan stock option agreement, as to be determined by Caminus in its sole discretion. Separate cancelled options will not be consolidated into a single new option.

        The exercise price of the new options will be the closing sale price of our common stock reported on the Nasdaq National Market (or such other amount that is determined by our Board of Directors to be the fair market value) on the date of grant of the new options.

        For each old option that is exchanged in the Offer for a new option:

- 75% of the shares under the new option will have a new vesting schedule, pursuant to which such shares will vest as follows: (1) 25% of such shares will vest on the six month anniversary of the new grant date, and (2) the remaining shares will vest in 36 equal monthly installments on the same day of the month as the new grant date commencing in the 7th month following the new grant date; and

- 25% of the shares under the new option will be fully vested on the new grant date.

        Notwithstanding whether any old option tendered for exchange is a non-qualified stock option or an incentive stock option, we will grant the new option issued in exchange for such old option as either a non-qualified stock option or an incentive stock option, in our sole discretion. Except as provided in the immediately preceding sentence and except with respect to the exercise price, the vesting schedule and as otherwise specified in the Offer, we expect that to the extent legally permissible the terms and conditions of the new options will be substantially the same as the terms and conditions of the options tendered for exchange.

        As soon as reasonably practicable after the new options are granted, each tendering option holder whose tendered options were accepted for exchange and cancelled will have the ability, consistent with past option grants, to access electronically their new option grant information using the AST StockPlan service.

        The following description summarizes the material terms and conditions of the 1999 Plan and the 2001 Plan, under which new options may be granted. This description concerning such

Option Plans is merely a summary and does not purport to be complete. The description is subject to, and is qualified in its entirety by reference to, all provisions of such Option Plans. See Section 17 of this Offer to Exchange for a discussion of how to obtain copies of these Option Plans.

        Caminus Corporation 1999 Stock Incentive Plan, as Amended

        General. The Board of Directors may grant options to purchase common stock and determine the number of shares of common stock to be covered by each option, the exercise price of each option, and the conditions and limitations applicable to the exercise of each option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. An option that is not intended to be an incentive stock option will be designated a nonstatutory stock option.

        Eligibility. All of Caminus' employees, officers, directors, consultants and advisors (and any individuals who have accepted an offer for employment) are eligible to be granted options (each, a "1999 Plan Award") under the 1999 Plan.

        Administration. The 1999 Plan is administered by the Board of Directors. The Board of Directors has authority to grant 1999 Plan Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the 1999 Plan as it deems advisable. All decisions by the Board of Directors will be made in its sole discretion and will be final and binding on all persons having or claiming any interest in the 1999 Plan or in any 1999 Plan Award. To the extent permitted by applicable law, the Board of Directors may delegate any or all of its powers under the 1999 Plan to one or more committees of the Board of Directors.

        Number of Shares. Subject to adjustment, 1999 Plan Awards may be made under the 1999 Plan for up to 1,418,943 shares of common stock. If any 1999 Plan Award expires or is terminated, surrendered or cancelled without having been fully exercised or is forfeited in whole or in part or results in any common stock not being issued, the unused common stock covered by such 1999 Plan Award will again be available for the grant of 1999 Plan Awards under the 1999 Plan, subject, however, in the case of incentive stock options, to any limitation required under the Code.

        Per-Participant Limit. Subject to adjustment, the maximum number of shares of common stock with respect to which a 1999 Plan Award may be granted to any participant under the 1999 Plan is 450,000 per calendar year (the "1999 Plan Participation Limit").

        Incentive Stock Options. An option that the Board of Directors intends to be an incentive stock option, as defined in Section 422 of the Code, will only be granted to employees of Caminus and will be subject to, and will be construed consistently with, the requirements of Section 422 of the Code. Caminus will have no liability to a participant, or any other party, if an option (or any part thereof) that is intended to be an incentive stock option is not an incentive stock option.

        Exercise Price. The Board of Directors will establish the exercise price at the time each option is granted and will specify it in the applicable option agreement.

        Payment Upon Exercise. Common stock purchased upon the exercise of an option granted under the 1999 Plan will be paid for as follows:

        (1) in cash or by check, payable to the order of Caminus;

        (2) except as the Board of Directors may otherwise provide in an option agreement, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to Caminus sufficient funds to pay the exercise price or (ii) delivery by the participant to Caminus of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to Caminus cash or a check sufficient to pay the exercise price;

        (3) when the common stock is registered under the Exchange Act, by delivery of shares of common stock owned by the participant valued at their fair market value as determined by the Board of Directors in good faith, provided (i) such method of payment is then permitted under applicable law and (ii) such common stock was owned by the participant at least six months prior to such delivery;

        (4) to the extent permitted by the Board of Directors by (i) delivery of a promissory note of the participant to Caminus on terms determined by the Board of Directors or (ii) payment of such other lawful consideration as the Board of Directors may determine; or

        (5) by any combination of the above permitted forms of payment.

        Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any distribution to holders of common stock other than a normal cash dividend, (i) the number and class of securities available under the 1999 Plan, (ii) the 1999 Plan Participant Limit, and (iii) the number and class of securities and exercise price per share subject to each outstanding option will be appropriately adjusted by Caminus (or substituted options may be granted, if applicable) to the extent that the Board of Directors determines, in good faith, that such an adjustment (or substitution) is necessary and appropriate.

        Liquidation or Dissolution. In the event of a proposed liquidation or dissolution of Caminus, the Board of Directors will, upon written notice to the participants, provide that all then-unexercised options will (i) become exercisable in full as of a specified time at least 10 business days prior to the effective date of such liquidation or dissolution and (ii) terminate effective upon such liquidation or dissolution, except to the extent exercised before such effective date.

        Consequences of an Acquisition Event. An "Acquisition Event" means: (i) any merger or consolidation that would result in the voting securities of Caminus outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 60% of the combined voting power of the voting securities of Caminus or such surviving or acquiring entity outstanding immediately after such merger or consolidation; (ii) any sale of all or substantially all of Caminus' assets; (iii) the complete liquidation of Caminus; or (iv) the acquisition of "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act) of securities of Caminus representing 60% or more of the combined voting power of Caminus' then outstanding securities (other than through an acquisition of securities directly from Caminus) by any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than Caminus, any trustee or other fiduciary holding securities under an employee benefit plan of Caminus, or any entity owned directly or indirectly by Caminus stockholders in substantially the same proportion as their ownership of Caminus stock.

        Upon the occurrence of an Acquisition Event, the Board of Directors will provide that all outstanding options will be assumed, or equivalent options will be substituted, by the acquiring or succeeding corporation. For purposes of the 1999 Plan, an option will be considered to be assumed if, following consummation of the Acquisition Event, the option confers the right to purchase, for each share of common stock subject to the option immediately prior to the consummation of the Acquisition Event, the consideration (whether cash, securities or other property) received as a result of the Acquisition Event by holders of common stock for each share of common stock held immediately prior to the consummation of the Acquisition Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of common stock); provided, however, that if the consideration received as a result of the Acquisition Event is not solely common stock of the acquiring or succeeding corporation, Caminus may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of options to consist solely of common stock of the acquiring or succeeding corporation equivalent in fair market value to the per share consideration received by holders of outstanding shares of common stock as a result of the Acquisition Event.

        Notwithstanding the foregoing, if the acquiring or succeeding corporation does not agree to assume, or substitute for, such options, then the Board of Directors will, upon written notice to the participants, provide that all then unexercised options will become exercisable in full as of a specified time prior to the Acquisition Event and will terminate immediately prior to the consummation of such Acquisition Event, except to the extent exercised by the participants before the consummation of such Acquisition Event; provided, however, that in the event of a Acquisition Event under the terms of which holders of common stock will receive upon consummation thereof a cash payment for each share of common stock surrendered pursuant to such Acquisition Event (the "1999 Plan Acquisition Price"), then the Board of Directors may instead provide that all outstanding options will terminate upon consummation of such Acquisition Event and that each participant will receive, in exchange therefor, a cash payment equal to the amount (if any) by which (A) the 1999 Plan Acquisition Price multiplied by the number of shares of common stock subject to such outstanding options (whether or not then exercisable), exceeds (B) the aggregate exercise price of such options.

        Consequences of Certain Terminations After an Acquisition Event. Each option assumed or substituted in connection with an Acquisition Event will include a provision to the effect that such option will become immediately exercisable in full if, on or prior to the first anniversary of the Acquisition Event, the participant terminates his or her employment for Good Reason (as defined in the 1999 Plan) or is terminated without Cause (as defined in the 1999
Plan) by the surviving or acquiring corporation.

        Amendment of Award. The Board of Directors may amend, modify or terminate any outstanding 1999 Plan Award, including, but not limited to, substituting therefor another 1999 Plan Award of the same or a different type, changing the date of exercise, and converting an incentive stock option to a nonstatutory stock option, provided that the participant's consent to such action will be required unless the Board of Directors determines that the action, taking into account any related action, would not materially and adversely affect the participant.

        Term of 1999 Plan. No 1999 Plan Awards will be granted under the 1999 Plan after September 30, 2009, but 1999 Plan Awards previously granted may extend beyond that date.

        Amendment of 1999 Plan. The Board of Directors may amend, suspend or terminate the 1999 Plan or any portion thereof at any time, subject to certain restrictions.

        Caminus Corporation 2001 Non-Officer Employee Stock Incentive Plan, as Amended

        General. The Board of Directors may grant options to purchase common stock and determine the number of shares of common stock to be covered by each option, the exercise price of each option, and the conditions and limitations applicable to the exercise of each option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. No option granted under the 2001 Plan will be intended to be an incentive stock option, as defined in Section 422 of the Code.

        Eligibility. All of Caminus' employees, consultants and advisors, other than those who are also officers or directors of Caminus, are eligible to be granted options (each, a "2001 Plan Award") under the 2001 Plan.

        Administration. The 2001 Plan is administered by the Board of Directors. The Board of Directors has authority to grant 2001 Plan Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the 2001 Plan as it deems advisable. All decisions by the Board of Directors will be made in its sole discretion and will be final and binding on all persons having or claiming any interest in the 2001 Plan or in any 2001 Plan Award. To the extent permitted by applicable law, the Board of Directors may delegate any or all of its powers under the 2001 Plan to one or more committees of the Board of Directors.

        Number of Shares. Subject to adjustment, 2001 Plan Awards may be made under the 2001 Plan for up to 1,050,000 shares of common stock. If any 2001 Plan Award expires or is terminated, surrendered or cancelled without having been fully exercised or is forfeited in whole or in part or results in any common stock not being issued, the unused common stock covered by such 2001 Plan Award will again be available for the grant of 2001 Plan Awards under the 2001 Plan.

        Exercise Price. The Board of Directors will establish the exercise price at the time each option is granted and will specify it in the applicable option agreement.

        Payment Upon Exercise. Common stock purchased upon the exercise of an option granted under the 2001 Plan will be paid for as follows:

        (1) in cash or by check, payable to the order of Caminus;

        (2) except as the Board of Directors may otherwise provide in an option agreement, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to Caminus sufficient funds to pay the exercise price or (ii) delivery by the participant to Caminus of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to Caminus cash or a check sufficient to pay the exercise price;

        (3) to the extent permitted by the Board of Directors and explicitly provided in an option agreement, (i) by delivery of shares of common stock owned by the participant valued at their fair market value as determined by the Board of Directors in good faith, which common stock was owned by the participant at least six months prior to such delivery, (ii) by delivery of a promissory note of the participant to Caminus on terms determined by the Board of Directors or
(iii) by payment of such other lawful consideration as the Board of Directors may determine; or

        (4) by any combination of the above permitted forms of payment.

        Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any distribution to holders of common stock other than a normal cash dividend, (i) the number and class of securities available under this 2001 Plan, and (ii) the number and class of securities and exercise price per share subject to each outstanding option will be appropriately adjusted by Caminus (or substituted options may be granted, if applicable) to the extent the Board of Directors determines, in good faith, that such an adjustment (or substitution) is necessary and appropriate.

        Liquidation or Dissolution. In the event of a proposed liquidation or dissolution of Caminus, the Board of Directors will, upon written notice to the participants, provide that all then-unexercised options will (i) become exercisable in full as of a specified time at least 10 business days prior to the effective date of such liquidation or dissolution and
(ii) terminate effective upon such liquidation or dissolution, except to the extent exercised before such effective date.

        Consequences of an Acquisition Event. Upon the occurrence of an Acquisition Event, the Board of Directors will provide that all outstanding options will be assumed, or equivalent options will be substituted, by the acquiring or succeeding corporation. For purposes of the 2001 Plan, an option will be considered to be assumed if, following consummation of the Acquisition Event, the option confers the right to purchase, for each share of common stock subject to the option immediately prior to the consummation of the Acquisition Event, the consideration (whether cash, securities or other property) received as a result of the Acquisition Event by holders of common stock for each share of common stock held immediately prior to the consummation of the Acquisition Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of common stock); provided, however, that if the consideration received as a result of the Acquisition Event is not solely common stock of the acquiring or succeeding corporation, Caminus may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of options to consist solely of common stock of the acquiring or succeeding corporation equivalent in fair market value to the per share consideration received by holders of outstanding shares of common stock as a result of the Acquisition Event.

        Notwithstanding the foregoing, if the acquiring or succeeding corporation does not agree to assume, or substitute for, such Options, then the Board of Directors will, upon written notice to the Participants, provide that all then-unexercised Options will become exercisable in full as of a specified time prior to the Acquisition Event and will terminate immediately prior to the consummation of such Acquisition Event, except to the extent exercised by the Participants before the consummation of such Acquisition Event; provided, however, that in the event of an Acquisition Event under the terms of which holders of common stock will receive upon consummation thereof a cash payment for each share of common stock surrendered pursuant to such Acquisition Event (the "2001 Plan Acquisition Price"), then the Board of Directors may instead provide that all outstanding options will terminate upon consummation of such Acquisition Event and that each participant will receive, in exchange therefor, a cash payment equal to the amount (if any) by which (A) the 2001 Plan Acquisition Price multiplied by the number of shares of common stock subject to such outstanding options (whether or not then exercisable), exceeds (B) the aggregate exercise price of such options.

        Consequences of Certain Terminations After an Acquisition Event. Each option assumed or substituted in connection with an Acquisition Event will include a provision to the effect that such option will become immediately exercisable in full if, on or prior to the first anniversary of the Acquisition Event, the participant terminates his or her employment for Good Reason (as defined in the 2001 Plan) or is terminated without Cause (as defined in the 2001
Plan) by the surviving or acquiring corporation.

        Amendment of Award. The Board of Directors may amend, modify or terminate any outstanding 2001 Plan Award, including, but not limited to, substituting therefor another 2001 Plan Award of the same or a different type and changing the date of exercise, provided that the participant's consent to such action will be required unless the Board of Directors determines that the action, taking into account any related action, would not materially and adversely affect the participant.

        Term of 2001 Plan. No 2001 Plan Awards will be granted under the 2001 Plan after May 2, 2011, but 2001 Plan Awards previously granted may extend beyond that date.

        Amendment of 2001 Plan. The Board of Directors may amend, suspend or terminate the 2001 Plan or any portion thereof at any time.

        U.S. Federal Income Tax Consequences of Non-Qualified Stock Options and Incentive Stock Options

        For the tax consequences of tendering your options, please see Section 13 of this Offer to Exchange. The U.S. federal income tax consequences of non-qualified stock options and incentive stock options for new option grants are discussed below.

        Non-Qualified Stock Options. No taxable income will be recognized by the holder of an option upon the grant of a non-qualified stock option. Upon the exercise of the option, the excess of the fair market value of the shares at the time of such exercise over the exercise price will be treated as compensation. Any amounts treated as compensation (i) will be taxable as ordinary income to the option holder and (ii) generally will be allowed as an income tax deduction to Caminus. The option holder's tax basis for shares acquired upon exercise of the option will be increased by any amounts so treated as compensation.

        Any gain or loss realized by an option holder on the subsequent sale of shares acquired upon the exercise of a non-qualified stock option will be short-term or long-term capital gain depending on the period the shares were held.

        Incentive Stock Options. In general, no taxable income will be recognized by the holder of an option upon the grant or exercise of an incentive stock option. The option holder's tax basis in the shares received on the exercise of such an option will be equal to the option price paid by the option holder for such shares.

        If the stock received upon the exercise of an incentive stock option is held more than one year after the date of transfer of such shares to the option holder and more than two years from the date of grant of the option, any gain or loss recognized by the option holder on the subsequent sale of the stock will be a long-term capital gain or loss, as the case may be. If the shares received upon the exercise of an incentive stock option are disposed of prior to the end of such holding periods, an amount equal to the excess (if any) of (a) the lesser of the disposition price or the fair market value of such shares on the date of exercise of the incentive stock option over (b) the option holder's tax basis in such shares will be treated as ordinary income, and any further gain will be a short-term or long-term capital gain depending upon the period the shares were held. Any loss on the disposition of such shares will be a short-term or long-term capital loss depending upon the period the shares were held. FOR FEDERAL INCOME TAX PURPOSES, THE GRANT DATE OF INCENTIVE STOCK OPTIONS WILL BE THE DATE OF GRANT OF THE NEW OPTIONS REGARDLESS OF THE TIME ANY INCENTIVE STOCK OPTIONS TENDERED IN THE OFFER HAVE BEEN HELD.

        In addition to the federal income tax consequences described above, an option holder holding an incentive stock option may be subject to the alternative minimum tax. In general, upon the exercise of any incentive stock option, an amount equal to the excess of the fair market value of the shares acquired on the exercise date over the exercise price will be treated as an item of adjustment for purposes of the alternative minimum tax. If, however, the shares are disposed of in the same taxable year in which the exercise occurs, then the maximum amount that will be treated as an item of adjustment will be an amount equal to the excess of the amount received upon such disposition over the exercise price.

        The preceding discussion is based upon current provisions of the Code, which could change. This summary does not cover any state or local tax consequences.

        Tax Laws in Other Countries Differ from Those in the United States

        For the tax consequences in other countries of tendering your options, please see Section 14 of this Offer to Exchange. If you are granted new options, in certain countries, options under the Option Plans may be taxable at the time when the options are granted or when the options vest. In certain jurisdictions, options may also be taxable when they are exercised, and the sale of the underlying shares may be subject to various taxes.

9.      INFORMATION CONCERNING CAMINUS.

        General. Our principal corporate offices are located at 825 Third Avenue, New York, New York 10022. Our common stock is listed on the Nasdaq National Market under the symbol "CAMZ".

        Caminus is a leading provider of software and software services that facilitate energy trading, transaction processing, risk management, and decision support within the wholesale energy markets. Our integrated software solutions, which cover all functional areas across the energy value chain and handle all major energy commodities and financial instruments, enable energy companies to more efficiently and profitably trade energy, streamline transaction management, manage complex risk scenarios, and make optimal operational decisions. Our software can be used by any entity that buys, sells, trades, or takes a position in energy. We serve customers in every segment of the wholesale energy industry, including traders, marketers, generators, producers, gatherers, processors, pipelines, utilities, distribution companies, and public agencies.

        See "Additional Information" in Section 17 of this Offer to Exchange for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

        Financial Information. The information set forth on pages F-4 through F-27 of our Annual Report on Form 10-K for the year ended December 31, 2001 and the information set forth in Item 1 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 are incorporated herein by reference.

        The selected summary consolidated financial data set forth below should be read in conjunction with our consolidated financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated herein by reference to our Annual Report on Form 10-K for the year ended December 31, 2001 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002. The consolidated statement of operations data for the years ended December 31, 2001 and 2000 and the consolidated balance sheet data as of December 31, 2001 and 2000 are derived from our audited consolidated financial statements incorporated herein by reference. The consolidated statement of operations data for the six months ended June 30, 2002 and 2001 and the consolidated balance sheet data as of June 30, 2002 are derived from our unaudited consolidated financial statements incorporated herein by reference. In the opinion of our management, the unaudited consolidated statements of operations data for the six months ended June 30, 2002 and 2001 and the unaudited consolidated balance sheet data as of June 30, 2002 have been prepared on the same basis as the audited consolidated financial statements, and reflect all normal recurring adjustments considered necessary to present fairly the information set forth therein. The historical results of operations are not necessarily indicative of the results of operations to be expected in the future. We have presented the following data in thousands, except per share amounts.


                                                                  FISCAL YEAR ENDED      SIX MONTHS ENDED
                                                                    DECEMBER 31,             JUNE 30,
                                                                    ------------             --------
                                                                  2001        2000        2002       2001
                                                                  ----        ----        ----       ----
                                                                                            (unaudited)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Licenses................................................      $  34,579  $   24,573  $   15,264  $  13,864
  Software services.......................................         32,416      18,576      26,892     15,906
  Strategic consulting....................................          7,722       8,565       1,919      4,363
                                                                ---------   ---------  ----------  ---------
      Total revenues......................................         74,717      51,714      44,075     34,133
Gross profit..............................................         49,522      34,829      25,033     22,545
Total operating expenses..................................         54,341      50,288      34,359     25,577
                                                                ---------   ---------  ----------  ---------
Loss from operations......................................        (4,819)    (15,459)     (9,326)    (3,032)
Interest and other income (expense), net..................          2,629       2,258         (1)      1,227
Provision for (benefit from) income taxes.................          3,989       2,315     (1,763)      1,565
                                                                ---------   ---------  ----------  ---------
Net loss..................................................      $ (6,179)   $(15,516)  $  (7,564)  $ (3,370)
                                                                =========   =========  ==========  =========
Basic and diluted net loss per share......................      $  (0.38)   $  (1.04)  $   (0.40)  $  (0.21)
                                                                =========   =========  ==========  =========
Weighted average shares used in computing net loss per share       16,059      14,925      18,797     15,762


                                                                           DECEMBER 31,           JUNE 30,
                                                                           ------------           --------
                                                                        2001           2000         2002
                                                                    ------------  -------------  -----------
                                                                                                 (unaudited)
BALANCE SHEET DATA:
Cash and cash equivalents.....................................           $ 35,387      $ 16,883     $ 31,796
Total assets..................................................            166,979       104,045      161,121
Total liabilities.............................................             49,374        16,254       22,849
Total stockholders' equity....................................            117,605        87,791      138,272


        As of June 30, 2002, our book value per share of common stock was $7.23.

        Risks of Participating in the Offer. Participation in the Offer involves a number of potential risks, including those described below. The risks described below and the risk factors under the heading entitled "Certain Factors That May Affect Our Business" in our Annual Report on Form 10-K for the year ended December 31, 2001 and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 highlight the material risks of participating in the Offer and investing in our common stock. Eligible participants should carefully consider these risks and are encouraged to speak with legal, financial and/or tax advisors as necessary before deciding whether or not to request that we exchange your options in the Offer. In addition, we strongly urge you to carefully read the remainder of this Offer to Exchange before deciding whether, and to what to extent, to participate in the Offer.

        If our stock price increases after the date on which you surrender your existing options, your surrendered options might have been worth more than the new options that you receive in exchange for them.

        The exercise price of any new options granted to you in return for your surrendered options will be the fair market value of a share of common stock on the new grant date, as determined by the closing sale price reported on the Nasdaq National Market (or such other amount that is determined by our Board of Directors to be the fair market value) on that date. You will be at risk for any increase in our common stock price before the grant date of the new options. Before the date we grant the new options, our shares could increase or decrease in value, and the exercise price of the new options could be higher or lower than the exercise price of options you elect to have cancelled as part of the Offer.

        Participation in the Offer will make you ineligible to receive any option grants until one of the first five trading days, in our sole discretion, after May 26, 2003.

        Employees are generally eligible to receive option grants at any time that our Board of Directors or compensation committee chooses to make them. However, if you participate in the Offer, you will not be eligible to receive any option grants until one of the first five trading days, in our sole discretion, after May 26, 2003, due to potentially adverse accounting consequences to us if we grant options to you earlier.

        If your employment terminates prior to the grant of the new options, you will receive no additional consideration.

        Once your option is cancelled, it cannot be reinstated. Accordingly, if your employment terminates for any reason prior to the grant of the new options, you will have the benefit of neither the cancelled option nor any new options.

        If we are prohibited by applicable law or regulations from granting new options, you will not receive either a new option, the return of your cancelled options, or any other consideration.

        We will not grant new options to you if we are prohibited by applicable law or regulations from doing so. Such a prohibition could result from changes in SEC rules, regulations or policies or Nasdaq National Market listing requirements. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grants, but if the grant is prohibited as of the date of grant we will not grant you any new options and you will not receive any other compensation for the options you tendered.

10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

        The names of our executive officers and directors, their positions held, their beneficial ownership of our common stock as of September 30, 2002, and their ownership of our options as of October 23, 2002 are set forth in the following table:

                                                                                SHARES OF COMMON STOCK
                                                      SHARES OF COMMON STOCK      UNDERLYING OPTIONS
                                                       BENEFICIALLY OWNED(1)           OWNED(2)
                                                       ---------------------           --------
         NAME                     POSITION              NUMBER      PERCENT      NUMBER      PERCENT
----------------         --------------------------    ---------    --------    ---------   ---------
William P. Lyons         President, Chief Executive      50,000(3)         *      500,000     17.7%
                         Officer and Director
Brian J. Scanlan         Executive Vice President,    1,007,568(4)   5.9%(4)      100,000     3.5
                         Chief Technology Officer
                         and Director
Joseph P. Dwyer          Executive Vice President,       56,333(5)         *      160,000     5.7
                         Chief Financial Officer,
                         Assistant Secretary and
                         Treasurer
John A. Andrus           Executive Vice President       110,332(6)         *      282,523    10.0
                         and Chief Operating Officer
Lawrence D. Gilson       Chairman of the Board of       429,708(7)    2.5(7)        7,143       *
                         Directors
Christopher S. Brothers  Director                     2,514,235(8)   14.7(8)        7,143       *
Anthony H. Bloom         Director                       473,374(9)    2.8(9)        7,143       *
Richard K. Landers       Director                       429,708(7)    2.5(7)        7,143       *
Clare M.J. Spottiswoode  Director                       17,827(10)         *        7,143       *

---------------------------

* Less than one percent.

(1) Beneficial ownership of shares of common stock is based on 17,057,518 shares of common stock outstanding as of September 30, 2002. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of September 30, 2002 are deemed to be outstanding and beneficially owned by the person holding such option for the purpose of computing beneficial ownership of such person, but are not treated as outstanding for the purposes of computing the percentage ownership of any other person.

(2) Ownership of shares of common stock underlying options is based on 2,831,559 options outstanding under the Option Plans as of October 23, 2002.

(3) Includes 50,000 shares held by The Lyons Family Trust.

(4) Includes 946,375 shares of common stock held by ZAK Associates, Inc., which includes 149,900 shares of common stock pledged by ZAK Associates, Inc. to an affiliate of Banc of America Securities LLC to secure a forward sale contract that matures on February 28, 2005. ZAK Associates, Inc. is an entity that is directly owned by Brian J. Scanlan and Cynthia Chang. Mr. Scanlan and Ms. Chang are husband and wife and share voting and dispositive power over the shares of common stock owned by ZAK Associates, Inc. Also includes 20,208 shares that are owned jointly by Mr. Scanlan and Ms. Chang, and 7,652 shares that are owned by Ms. Chang. Also includes 33,333 shares of common stock issuable upon the exercise of options.

(5) Includes 53,333 shares of common stock issuable upon the exercise of options.

(6) Includes 109,106 shares of common stock issuable upon the exercise of options.

(7) Includes 420,184 shares of common stock owned by GFI Two LLC, which includes
(a) 150,000 shares pledged by GFI Two LLC to an affiliate of Banc of America Securities LLC to secure a forward sale contract that matures on June 20, 2003 and (b) 112,400 shares pledged by GFI Two LLC to an affiliate of Banc of America Securities LLC to secure a forward sale contract that matures on February 28, 2005. GFI Two LLC, together with its affiliated entities, is referred to as "GFI." Lawrence D. Gilson is chairman of GFI, and Richard K. Landers is a principal of GFI. To the extent that Messrs. Gilson and Landers participate in the process to vote or dispose of such shares, Messrs. Gilson and Landers may be deemed to beneficially own the shares held by GFI. Each of Messrs. Gilson and Landers disclaims beneficial ownership of such shares, except to the extent of any pecuniary interest therein. Also includes 9,524 shares of common stock issuable upon the exercise of options, of which 4,762 shares are issuable upon the exercise of options granted to Mr. Gilson as a director and 4,762 shares are issuable upon the exercise of options granted to Mr. Landers as a director. Any proceeds from the sale of shares issuable upon the exercise of the options granted to Messrs. Gilson and Landers are for the benefit of GFI. Each of Messrs. Gilson and Landers disclaims beneficial ownership of the shares issuable upon the exercise of such options, except to the extent of any pecuniary interest therein.

(8) Includes 2,509,473 shares of common stock held by OCM Principal Opportunities Fund, L.P. Oaktree Capital Management, LLC, a registered investment adviser under the Investment Advisers Act of 1940 ("Oaktree"), has voting and dispositive power over the shares held by the fund as general partner of the fund. Christopher S. Brothers is a managing director of Oaktree. Although Oaktree may be deemed to beneficially own such shares for purposes of Section 13 of the Securities Exchange Act of 1934, Oaktree disclaims beneficial ownership of such shares except to the extent of its pecuniary interest therein. To the extent that Mr. Brothers participates in the process to vote or dispose of such shares, he may be deemed under certain circumstances for purposes of Section 13 of the Securities Exchange Act of 1934 to be the beneficial owner of such shares of common stock. Mr. Brothers disclaims beneficial ownership of such shares, except to the extent of any pecuniary interest therein. Also includes 4,762 shares of common stock issuable upon the exercise of an option granted to Mr. Brothers as a director. Any proceeds from the sale of shares issuable upon the exercise of the option are for the benefit of the fund. Each of Oaktree and Mr. Brothers disclaims beneficial ownership of the shares issuable upon the exercise of such option, except to the extent of any pecuniary interest therein.

(9) Includes 468,612 shares of common stock held by RIT Capital Partners plc ("RIT"). Anthony H. Bloom, a former director of RIT, provides investment advice to RIT and may be deemed to beneficially own the shares held by RIT. Mr. Bloom disclaims beneficial ownership of such shares, except to the extent of any pecuniary interest therein. Also includes 4,762 shares of common stock issuable upon the exercise of options.

(10) Includes 15,000 shares of common stock held by The OW Richards and CMJ Spottiswoode Accumulation and Maintenance Trust. Also includes 2,827 shares of common stock issuable upon the exercise of options.


        The address of each executive officer and director is c/o Caminus Corporation, 825 Third Avenue, New York, New York 10022.

        As of October 23, 2002, our executive officers and directors (9 persons) as a group held outstanding options to purchase a total of 1,078,238 shares of our common stock under our Option Plans. This represented approximately 38.1% of the shares subject to all outstanding options under our Option Plans as of that date. Our executive officers as a group, as of that date, held options to purchase a total of 442,523 shares of our common stock that are eligible for exchange pursuant to the Offer. Our Chief Executive Officer and directors are not eligible to participate in the Offer.

        Other than as described below, there have been no agreements, arrangements or understandings between us and any other person involving our common stock, or options to purchase our common stock, during the 60 days prior to the Offer, and there are no such currently proposed agreements, arrangements or understandings other than the Offer. In addition, neither we nor, to the best of our knowledge, any of our directors or executive officers, nor any of our affiliates or affiliates of our directors or executive officers, engaged in transactions involving the options or our common stock during the 60 days prior to the Offer, with the following exceptions:

        - Between August 29, 2002 and September 4, 2002, an affiliate of William P. Lyons, our President and Chief Executive Officer, purchased in the open market 50,000 shares of our common stock at purchase prices between $1.90 and $2.05 per share.

        - On September 10, 2002, an affiliate of Clare M.J. Spottiswoode, one of our directors, purchased in the open market 15,000 shares of our common stock at purchase prices between $1.90 and $2.00 per share.

        - We have an ongoing stock repurchase program under which we repurchase shares of our common stock from time to time in the open market or in privately negotiated transactions. On June 3, 2002, we announced that our Board of Directors had authorized Caminus to repurchase up to $10.0 million of our common stock. As of October 23, 2002, we had repurchased 2,624,843 shares of our common stock under this authorization at an average price of $3.12 per share. During the 60 days prior to the date of the Offer, all of our stock repurchases have occurred under the current stock repurchase program.

11. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

        Many of our option holders hold options with exercise prices significantly higher than the current market price of our common stock. We believe that it is in our best interest to offer these option holders an opportunity to more effectively participate in the potential growth in our stock price.

        We could accomplish this goal by repricing existing options, which would enable option holders to immediately receive replacement options with a lower exercise price. However, the repriced options would be subject to variable accounting, which would require us to record additional compensation expense each quarter until the repriced options were exercised or cancelled or expired, which could have unfavorable consequences on our earnings. Furthermore, if we were to cancel an option and grant another option with an exercise price that was lower than the exercise price of the cancelled option within the period prior to the date of cancellation that is the shorter of (i) the six-month period immediately before the commencement date of the Offer and (ii) the period from the date of grant of the cancelled option to the date on which the option was cancelled, or within the period six months after the date of cancellation, then the cancellation and exchange could be deemed a repricing that would result in variable accounting. The cancellation of an existing option and the grant of another option within this time period could also be deemed a repricing, even if the grant of the second option were to occur before the cancellation of the first option.

        We believe that we can accomplish our goal of providing option holders with the benefit of choosing whether they want to receive options that over time may have a greater potential to increase in value, without incurring additional current or future compensation expense because:

        - we will not grant any new options to tendering option holders until a day that is at least six months and one day after the date on which we accept and cancel options tendered for exchange,

        - the exercise price of all new options will be equal to the closing sale price of our common stock as reported on the Nasdaq National Market (or such other amount that is determined by our Board of Directors to be the fair market value) on the future date on which we grant the new options, and

        - we will not grant any new options to a tendering option holder unless that person tenders all options that have been granted to that option holder within six months prior to the expiration date of the Offer.

12.     LEGAL MATTERS; REGULATORY APPROVALS.

        We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and grant of new options as contemplated by the Offer, or of any approval or other action by any government or governmental, judicial, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition, cancellation or grant of our options as contemplated in the Offer. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the Offer to accept tendered options for exchange and to grant new options for tendered options is subject to the conditions described in Section 6 of this Offer to Exchange.

13.     MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

        The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the Offer. This discussion is based on the Code, its legislative history, Treasury regulations thereunder and administrative and judicial interpretations thereof as of the date of this Offer to Exchange, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Therefore, we strongly encourage you to consult your own tax advisor with respect to your individual tax consequences by virtue of participating in the Offer.

        We believe that the exchange of tendered options for the commitment to grant new options should be a non-taxable event. Administrative and judicial interpretations of Section 83 of the Code indicate that the exchange of an option without a readily ascertainable fair market value, as defined in the Treasury regulations, for a commitment to grant a new option without a readily ascertainable fair market value is a non-taxable event.

        As the value of neither the tendered options nor the commitment to grant the new options will be readily ascertainable at the time of the exchange, the exchange should be a non-taxable event under U.S. federal income tax laws. Therefore, we believe that the option holders who exchange outstanding options for the commitment to grant new options should not be required to recognize income for U.S. federal income tax purposes at the time of the exchange.

        We also believe that the grant of new options should not be recognized as taxable income under U.S. federal income tax laws. The Treasury regulations under Section 83 of the Code generally provide that the grant of an option without a readily ascertainable fair market value is a non-taxable event.

        Therefore, we believe that on the date of grant of the new options, the option holders should not be required to recognize additional income for U.S. federal income tax purposes. OPTION HOLDERS SUBJECT TO THE TAX LAWS OF OTHER COUNTRIES AND JURISDICTIONS MAY BE SUBJECT TO DIFFERENT TAX CONSEQUENCES IF THEY EXCHANGE THEIR OPTIONS IN THE OFFER.

        WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

14.     INTERNATIONAL INCOME TAX CONSEQUENCES.

        In certain countries, options under the Option Plans may be taxable at the time when the options are granted or when the options vest. In certain jurisdictions, options may also be taxable when they are exercised, and the sale of the underlying shares may be subject to various taxes. WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

15.     EXTENSION OF OFFER; TERMINATION; AMENDMENT.

        We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any event set forth in
Section 6 of this Offer of Exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open, and thereby delay the acceptance for exchange of any options, by giving oral or written notice of such an extension to the option holders.

        We also expressly reserve the right, in our reasonable judgment, before the Expiration Date, to terminate or amend the Offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the conditions specified in Section 6 of this Offer of Exchange, by giving oral or written notice of such termination or postponement to the option holders. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of the Offer.

        In the case of an extension, we will make a company-wide announcement of the extension no later than 9:00 a.m., Eastern Standard Time, on the following business day after the previously scheduled Expiration Date. Any company-wide announcement made pursuant to the Offer will be disseminated promptly to option holders in a manner reasonably designed to inform option holders of such change.

        If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require a minimum period during which an Offer must remain open following certain material changes in the terms of the Offer or information concerning the Offer. The materiality of a change will depend on the facts and circumstances.

16.     FEES AND EXPENSES.

        We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to the Offer.

17.     ADDITIONAL INFORMATION.

        We have filed a Tender Offer Statement on Schedule TO with the SEC, of which this Offer to Exchange is a part, with respect to the Offer. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to tender your options:

        - Our annual report on Form 10-K for our fiscal year ended December 31, 2001, filed with the SEC on February 12, 2002;

        - Our quarterly report on Form 10-Q for our fiscal quarter ended March 31, 2002, filed with the SEC on May 13, 2002;

        - Our quarterly report on Form 10-Q for our fiscal quarter ended June 30, 2002, filed with the SEC on August 14, 2002;

        - Our definitive proxy statement on Schedule 14A for our 2002 annual meeting of stockholders, filed with the SEC on March 22, 2002; and

        - the description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on November 15, 1999.

        The SEC file number for these filings is 000-28085. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

        450 Fifth Street, N.W.                       500 West Madison Street
        Room 1024                                    Suite 1400
        Washington, D.C. 20549                       Chicago, Illinois 60661

You may obtain information on the operation of these public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

        Our common stock is quoted on the Nasdaq National Market under the symbol "CAMZ," and our SEC filings can be read at the following Nasdaq address:

        Nasdaq Operations
        1735 K Street, N.W.
        Washington, D.C. 20006

        We will also provide without charge to each person to whom we deliver a copy of this Offer to Exchange, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

        Caminus Corporation
        Attention: Investor Relations
        825 Third Avenue
        New York, New York 10022
        (212) 515-3600

        As you read the foregoing documents, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

        The information contained in this Offer To Exchange about Caminus should be read together with the information contained in the documents to which we have referred you.

18.     MISCELLANEOUS.

        This Offer to Exchange and our SEC reports referred to above include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are necessarily based on certain assumptions and are subject to certain risks or uncertainties. We do not undertake any responsibility to update these statements in the future. Our actual future performance and results could differ from that contained in or suggested by these forward-looking statements as a result of a variety of factors. These forward-looking statements can be identified by the use of words such as "may," "will," "expects," "believes," "plans," "intends," "would," "could," "should" or "anticipates" or the negative of these words or other variations of these words or other comparable words, or by discussions of strategy that involve risks and uncertainties.

        All such forward-looking statements are qualified by the inherent risks and uncertainties surrounding expectations generally, and may materially differ from our actual experience involving any one or more of these matters and subject areas. Our Report on Form 10-Q for the quarter ended June 30, 2002 presents a more detailed discussion of these risks and other risks related to the forward-looking statements in the Offer.

        We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

        WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

CAMINUS CORPORATION

OCTOBER 28, 2002

                               CAMINUS CORPORATION

                                OCTOBER 28, 2002

                      OFFER TO EXCHANGE OUTSTANDING OPTIONS
           HAVING AN EXERCISE PRICE GREATER THAN $10.00 PER SHARE AND
                                GRANTED UNDER THE
                      CAMINUS LLC 1998 STOCK INCENTIVE PLAN
                  CAMINUS CORPORATION 1999 STOCK INCENTIVE PLAN
       CAMINUS CORPORATION 2001 NON-OFFICER EMPLOYEE STOCK INCENTIVE PLAN
                      NONSTATUTORY STOCK OPTION AGREEMENTS

           THIS OFFER AND THE RELATED RIGHT OF WITHDRAWAL WILL EXPIRE AT 5:00 P.M., EASTERN STANDARD TIME, ON NOVEMBER 26, 2002,
                  UNLESS CAMINUS CORPORATION EXTENDS THE OFFER

        If you wish to tender your options for exchange, you must complete and sign the Letter of Transmittal in accordance with its instructions, and mail, fax or hand deliver it to the Human Resources Department representative indicated below. We must receive all of the required documents by 5:00 p.m., Eastern Standard Time, on November 26, 2002.

        Any questions, requests for assistance or additional copies of any documents referred to in this Offer to Exchange may be directed to the Human Resources Department representative indicated below.

             Human Resources Department Representative for the Offer

                            Attention: Stephanie Shaw
                               Caminus Corporation
                                825 Third Avenue
                            New York, New York 10022
                               Tel: (212) 515-3600
                               Fax: (212) 893-8747